Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRANSCEPT PHARMACEUTICALS, INC.

Transcept Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

First: The name of this corporation is Transcept Pharmaceuticals, Inc. This corporation was originally incorporated as D-Novo Therapeutics, Inc. and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 27, 2001. The Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on October 30, 2014 (the “Restated Certificate”).

Second: The first Article of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

The name of the corporation is Paratek Pharmaceuticals, Inc. (the “Corporation”).”

Third: The foregoing amendment to the Restated Certificate has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended Restated Certificate of Incorporation has been signed this 30th day of October, 2014.

TRANSCEPT PHARMACEUTICALS, INC.

By:	/s/ Michael F. Bigham
Name:	Michael F. Bigham
Title:	Chairman and CEO